Exhibit 99.1

January 24, 2013

A. O. Smith continuing operations achieve record sales and earnings for 2012 driven by acquisition and organic growth

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record sales of $1.94 billion and earnings of $162.6 million, or $3.49 per share, from continuing operations for 2012.

Sales from continuing operations for 2012 grew 13 percent from $1.71 billion recorded in 2011. The Lochinvar business, acquired in August 2011, added $225.7 million to sales compared with $75.9 million in 2011, and sales of A. O. Smith branded products in China grew 20 percent to approximately $448 million for the year.

Earnings from continuing operations for 2012 of $162.6 million, or $3.49 per share, included an after-tax gain of $16.8 million, or $.36 per share, related to the sale of shares of Regal Beloit Corporation (NYSE: RBC) which were received from the 2011 divestiture of the electric motor business. Earnings also included an after-tax gain of $2.9 million, or $.06 per share, related to a settlement with a component supplier in Canada and an after-tax gain of $2.0 million, or $.04 per share, resulting from revisions to the company’s estimate of the Lochinvar earn-out. Earnings from continuing operations for 2011 of $111.2 million, or $2.39 per share, included an after-tax gain of $12.9 million, or $.28 per share, related to shares of RBC hedged with an equity collar, a legal settlement with a component supplier and an increase to a warranty reserve associated with the Canadian component supplier.

In the 2012 fourth quarter, the company earned $43.2 million or $.93 per share from continuing operations on sales of $524.3 million. 2012 earnings included an after-tax gain of $2.9 million, or $.06 per share, related to the settlement with the Canadian component supplier and an after-tax expense of $1.9 million, or $.04 per share, resulting from the final revision to the company’s estimate of the Lochinvar earn-out due to higher than previously estimated sales. Earnings from continuing operations for the same three-month period in 2011 were $31.5 million or $.68 per share on sales of $475.8 million.

“With a strong fourth quarter and solid performance for the full year, the A. O. Smith team did an excellent job again in 2012 driving the company to achieve record sales and net earnings,” Ajita G. Rajendra, president and chief executive officer, observed. “We are very pleased with Lochinvar’s performance, and our China business’ growth was more than two and one-half times that country’s GDP growth last year. Although our North American new construction business continued to be affected by the slow economic recovery, we were able to take advantage of our strength in the replacement portion of the water heater and boiler markets.”

North America segment

Full-year sales for the North America segment, which includes U. S. and Canadian water heaters and boilers, were $1.43 billion, an 11 percent increase over 2011 sales of $1.29 billion. The business segment benefited from a full year of sales from Lochinvar, as well as improved volumes for U. S. residential and commercial water heaters, which were partially offset by lower tankless and Canadian water heater volumes.

Operating profit of $199.8 million was $45.8 million higher than 2011 operating profit of $154.0 million. The unit benefited from full year earnings contributed by Lochinvar and higher U. S. residential and commercial water heater volumes. The 2012 segment operating profit included a pre-tax $3.9 million settlement with a component supplier and income of $3.3 million related to the adjustment to the company’s estimate of the Lochinvar earn-out. The 2011 segment operating profit includes a net gain of $3.0 million related to the legal settlement with a component supplier and an increase to the warranty reserve associated with the Canadian component supplier. Operating margin of 14.0 percent, which included the benefit from the settlement and the Lochinvar earn-out adjustment, was higher than the 2011 margin of 11.9 percent.

Fourth quarter sales for the North American segment increased six percent over the prior year’s fourth quarter to $375.9 million. The segment benefited from higher demand for U. S. residential water heaters, which was partially driven by “SuperStorm Sandy” on the East Coast. Higher sales of Lochinvar boilers also contributed to the increase in sales. Fourth quarter operating profit of $55.7 million increased 19 percent over the $46.7 million earned in the fourth quarter of the prior year primarily driven by higher U. S. residential water heater volumes and an increase in boiler sales. Operating margin of 14.8 percent expanded over the 2011 fourth quarter margin of 13.2 percent.

Rest of World segment

Sales of this segment, which includes China, India, and Europe, increased 19 percent in 2012 to $542.5 million. Sales of A. O. Smith branded products in China grew more than 20 percent to approximately $448 million primarily due to a higher priced product mix in the region as a result of product introductions with more robust features and benefits, as well as pricing actions. Market share gains and higher sales of water treatment products also drove China sales higher. Water heater sales in India increased to more than $20 million, despite a14 percent currency devaluation.

Operating profit for this segment increased 40 percent to $59.6 million compared with $42.7 million earned in 2011. The profit increase was driven by higher volumes of A. O. Smith branded products in China and reduced losses in the non- A. O. Smith branded water treatment business, which were partially offset by larger losses in India due to higher costs for new product introductions and brand building in the region. Operating margin improved to 11.0 percent compared with 2011 margin of 9.4 percent.

Sales for the fourth quarter of the Rest of World segment of $157.2 million were 21 percent higher than last year, driven by higher sales in China and India. Operating profit of $20.4 million was significantly higher than the $11.9 million recorded in the fourth quarter last year primarily due to higher sales in China. Operating margin for the period was 13.0 percent compared with 9.2 percent for the fourth quarter of 2011.

Cash, Leverage, Share Buyback and Acquisitions

Long-term debt totaled $243.7 million at the end of December 2012, resulting in leverage of 17 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the United States, totaled $462.9 million at the end of the year. A $13.5 million earn-out was paid to the former owners of Lochinvar in December 2012.

During the fourth quarter, the company repurchased 208,101 shares of common stock at an average price of $59.04 per share, representing a total of $12.3 million. For the entire year, repurchases totaled 426,490 shares at an average price of $51.60 per share for a total of $22.0 million. A total of approximately 462,000 shares remained in the existing repurchase authority at the end of 2012.

“Our pipeline of possible acquisition candidates remains active,” Paul W. Jones, executive chairman, commented. “We continue to pursue water heating and water related investments all over the world, but we will remain selective and only make acquisitions that we believe will increase shareholder value. With more than $400 million in cash and a meaningful amount of incremental borrowing capacity, we are confident we have the resources available to take advantage of global opportunities that add long-term value.”

Discontinued Operations

In the fourth quarter of 2012, the company recorded non-cash expense of $3.9 million on the gain on sale of its Electrical Products Company discontinued operations which occurred in the third quarter of 2011. The non-cash charge was comprised of a $6.4 million correction primarily due to its calculation of taxes due upon repatriation of undistributed earnings offset by a change in the estimate related to other reserves associated with discontinued operations of $2.5 million.

Introduction of new Non-GAAP measures for 2013

Significant declines in interest rates over the past several years have caused an extraordinary increase in certain components of pension expense that the company considers to be unrelated to its underlying operating performance. In addition, the company has made changes to its pension plan, including closing the plan to new entrants effective Jan. 1, 2010, and freezing the plan for the majority of existing participants effective Jan. 1, 2015, which it believes will significantly decrease pension expense beginning in 2015. In order to provide improved transparency into the operating results of the company’s business, beginning in 2013, the company will provide non-GAAP earnings measures, Adjusted Earnings and Adjusted Earnings Per Share (EPS), that exclude non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses) and curtailments and other one-time charges. In addition, the company’s segment reporting will also present non-GAAP operating earnings which exclude non-operating pension costs and be identified as Adjusted Segment Operating Earnings. 2013 guidance is being provided for GAAP EPS and Adjusted EPS.

Adjusted Earnings, Adjusted EPS and Adjusted Segment Operating Earnings are non-GAAP measures that are reconciled to GAAP measures in the financial statements that accompany this release. Quarterly and annual reconciliations of Adjusted Earnings, Adjusted EPS and Adjusted Segment Operating Earnings and an annual schedule of components of pension expense for the years 2010 – 2012 are provided in the Supplemental Financial Data document posted on A. O. Smith’s website at www.aosmith.com/investorrelations.

Outlook for 2013

“With our strong North American replacement water heater business, growing Lochinvar boiler platform, and expanding global presence particularly in China, A. O. Smith is well positioned entering 2013,” Rajendra observed. “Business conditions are continuing to improve modestly in the U. S., and we remain optimistic the growth exhibited by the housing market last year will carry over into this year as well.”

“With a talented, disciplined team focused on serving our customers, we look forward to what we believe will be another strong year based on our earnings guidance. For 2013, we expect A. O. Smith Corporation to achieve full-year GAAP earnings of between $3.00 and $3.20 per share and Adjusted Earnings of between $3.25 and $3.45 per share, neither of which includes the potential impact from future acquisitions. “

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in achieving the disclosed global expansion opportunities related to the Lochinvar acquisition; weakening in the high efficiency boiler segment in the United States; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; further weakening in U. S. residential or commercial construction; timing of any recoveries in U. S. residential or commercial construction; a further slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Net sales	$524.3	$475.8	$1,939.3	$1,710.5
Cost of products sold	338.7	320.8	1,287.3	1,197.9

Gross profit	185.6	155.0	652.0	512.6

Selling, general and administrative	124.8	106.2	450.5	372.8
Contingent consideration adjustment	3.1	—	(3.3)	—
Settlement income	(3.9)	—	(3.9)	(11.2)
Interest expense	2.1	2.9	9.2	9.3
Other income—net	(1.8)	(1.1)	(34.3)	(19.8)

	61.3	47.0	233.8	161.5
Provision for income taxes	18.1	15.5	71.2	50.3

Earnings from continuing operations	43.2	31.5	162.6	111.2

(Loss) / earnings from discontinued EPC operations, net of tax	—	(0.6)	—	43.0
(Loss) / gain on sale of discontinued EPC operations, net of tax	(3.9)	1.2	(3.9)	151.5

Net earnings	$39.3	$32.1	$158.7	$305.7

Diluted earnings (loss) per share of common stock
Continuing operations	$0.93	$0.68	$3.49	$2.39
Discontinued operations	(0.08)	0.01	(0.08)	4.18

Net	$0.85	$0.69	$3.41	$6.57

Average common diluted shares outstanding (000’s omitted)	46,585	46,467	46,554	46,575

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2012	December 31 2011
ASSETS:

Cash and cash equivalents	$266.9	$463.4
Marketable securities	196.0	—
Receivables	425.4	368.4
Inventories	163.4	168.4
Deferred income taxes	33.2	24.6
Investments	—	162.4
Other current assets	22.3	21.5

Total Current Assets	1,107.2	1,208.7

Net property, plant and equipment	345.7	315.3
Goodwill and other intangibles	774.1	786.5
Other assets	38.2	38.5

Total Assets	$2,265.2	$2,349.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$328.9	$302.5
Accrued payroll and benefits	46.5	41.9
Accrued liabilities	58.7	74.1
Product warranties	43.2	43.7
Long-term debt due within one year	18.6	18.6
Current liabilities—discontinued EPC operations	3.1	31.5

Total Current Liabilities	499.0	512.3

Long-term debt	225.1	443.0
Pension liabilities	190.1	139.5
Other liabilities	149.1	159.7
Long-term liabilities—discontinued EPC operations	7.8	8.7
Stockholders’ equity	1,194.1	1,085.8

Total Liabilities and Stockholders’ Equity	$2,265.2	$2,349.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Year Ended December 31
	2012	2011
Operating Activities
Net earnings	$158.7	$305.7
Loss / (earnings) from discontinued operations	3.9	(194.5)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	54.6	47.0
Loss on disposal of assets	1.1	1.0
Gain on investments	(27.2)	(19.8)
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(36.7)	0.4
Noncurrent assets and liabilities	16.8	(78.8)

Cash Provided by Operating Activities—continuing operations	171.2	61.0
Cash Used in Operating Activities—discontinued operations	(27.4)	(2.3)

Cash Provided by Operating Activities	143.8	58.7

Investing Activities
Capital expenditures	(69.9)	(53.5)
Acquisition of business	(13.5)	(421.1)
Investment in marketable securities	(311.4)	—
Net proceeds from sale of securities	308.0	—

Cash Used in Investing Activities—continuing operations	(86.8)	(474.6)
Cash Provided by Investing Activities—discontinued operations	—	600.2

Cash (Used In) Provided by Investing Activities	(86.8)	125.6

Financing Activities
Long-term debt (retired) incurred	(218.8)	200.2
Common stock repurchase	(22.0)	(23.5)
Net proceeds from stock option activity	20.5	11.2
Dividends paid	(33.2)	(27.7)

Cash (Used in) Provided by Financing Activities—continuing operations	(253.5)	160.2
Cash Provided by Financing Activities—discontinued operations	—	—

Cash (Used in) Provided by Financing Activities	(253.5)	160.2

Net (decrease) increase in cash and cash equivalents	(196.5)	344.5
Cash and cash equivalents—beginning of period	463.4	118.9

Cash and Cash Equivalents—End of Period	$266.9	$463.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Net sales
North America	$375.9	$354.0	$1,430.8	$1,289.5
Rest of World	157.2	129.5	542.5	455.6
Inter-segment	(8.8)	(7.7)	(34.0)	(34.6)

	$524.3	$475.8	$1,939.3	$1,710.5

Earnings
North America (1)(2)(3)	$55.7	$46.7	$199.8	$154.0
Rest of World	20.4	11.9	59.6	42.7
Inter-segment	—	(0.2)	—	(0.2)

	76.1	58.4	259.4	196.5

Corporate expense (4)	(12.7)	(8.5)	(16.4)	(25.7)
Interest expense	(2.1)	(2.9)	(9.2)	(9.3)

Earnings before income taxes	61.3	47.0	233.8	161.5

Tax provision	18.1	15.5	71.2	50.3

Earnings from continuing operations	$43.2	$31.5	$162.6	$111.2

(1) includes settlement income of:	$3.9	$—	$3.9	$11.2

(2) includes Canadian warranty expense of:	$—	$—	$—	$(8.2)

(3) includes contingent consideration (income) expense of:	$(3.1)	$—	$3.3	$—

(4) includes net (loss) gain on investments of:	$—	$(0.3)	$27.2	$19.8

A. O. SMITH CORPORATION

Financial Measures That Supplement GAAP

The company’s earnings release contains financial information and earnings guidance regarding Adjusted Earnings, Adjusted Earnings Per Share (EPS) and Adjusted Segment Operating Earnings, which is information derived from consolidated financial information but not presented in the financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, this data is considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure. The reconciliation of Adjusted Earnings, Adjusted EPS and Adjusted Segment Operating Earnings to the most comparable GAAP measures follow.

A. O. Smith Corporation

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

Adjusted Earnings and Adjusted EPS exclude non-operating related pension costs of the company’s pension plan comprised of interest cost, expected return on plan assets, amortization of actuarial gains (losses) and curtailment and other one-time charges. The service cost and amortization of prior service cost components of our pension plan are included in Adjusted Earnings and Adjusted EPS. The company believes that these components of pension cost better reflect ongoing operating related costs of providing pension benefits to the company’s employees. As such, the company believes that the measures of Adjusted Earnings and Adjusted EPS provide management and investors with a useful measure of the operational results of the company. Other components of GAAP pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of its businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to the company’s pension plan.

The following is a reconciliation of earnings from continuing operations and diluted EPS from continuing operations to Adjusted Earnings from continuing operations (non-GAAP) and Adjusted EPS from continuing operations (non-GAAP):

	2013 Guidance	Year Ended December 31
		2012	2011	2010
Earnings from continuing operations (GAAP)		$162.6	$111.2	$57.1
Non-operating pension costs (income)		6.8	(3.8)	4.8
Tax effect of non-operating pension costs		(2.6)	1.5	(1.8)

Adjusted Earnings from continuing operations		$166.8	$108.9	$60.1

Diluted EPS from continuing operations (GAAP)	$3.00 - $3.20	$3.49	$2.39	$1.24
Non-operating pension costs (income) per diluted share	0.41	0.15	(0.08)	0.10
Tax effect of non-operating pension costs per diluted share	(0.16)	(0.06)	0.03	(0.04)

Adjusted EPS from continuing operations	$3.25 - $3.45	$3.58	$2.34	$1.30

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(in millions)

(unaudited)

Beginning in 2013, the company is defining Adjusted Segment Operating Earnings to exclude non-operating pension costs comprising interest cost, expected return on plan assets, amortization of actuarial gains (losses) and curtailment and other one-time charges. The company will continue to include service cost and amortization of prior service cost in the business segment that incurred the expense.

The following is a reconciliation of reported segment earnings to Adjusted Segment Operating Earnings (non-GAAP):

	Year Ended December 31
	2012	2011	2010
Segment Operating Earnings (GAAP)
North America	$199.8	$154.0	$91.2
Rest of World	59.6	42.7	42.4
Inter-segment	—	(0.2)	(0.7)

Total Segment Operating Earnings (GAAP)	$259.4	$196.5	$132.9

Adjustments: non-operating pension costs (income)
North America	$4.4	$(1.8)	$4.4
Rest of World	—	—	—
Inter-segment	—	—	—

Total Adjustments	$4.4	$(1.8)	$4.4

Adjusted Segment Operating Earnings
North America	$204.2	$152.2	$95.6
Rest of World	59.6	42.7	42.4
Inter-segment	—	(0.2)	(0.7)

Total Adjusted Segment Operating Earnings	$263.8	$194.7	$137.3

Additional information:

	Year Ended December 31
	2012	2011	2010
Adjustment: non-operating pension costs (income)
North America	$4.4	$(1.8)	$4.4
Rest of World	—	—	—
Corporate	2.4	(2.0)	0.4

Total Company Adjustments	$6.8	$(3.8)	$4.8